                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between MARINE DRILLING COMPANIES, INC. ("Company") and WILLIAM H. FLORES ("Executive").

                              W I T N E S S E T H:

         WHEREAS, Company is desirous of employing Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth and Executive is desirous of being employed by Company on such terms and conditions and for such consideration;

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1:  EMPLOYMENT AND DUTIES

         1.1 EMPLOYMENT; EFFECTIVE DATE. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of July 18, 1996 (the "Effective Date") and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement.

         1.2 POSITION. From and after the Effective Date, Company shall employ Executive in the position of Executive Vice President and Chief Financial Officer of Company, or in such other positions as the parties mutually may agree.

         1.3 DUTIES AND SERVICES. Executive agrees to serve in the position referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such office which the parties mutually may agree upon from time to time. Executive's employment shall also be subject to the policies maintained and established by Company, as the same may be amended from time to time.

         1.4 OTHER INTERESTS. Executive agrees, during the period of his employment by Company, to devote his primary business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board of Directors of Company (the "Board of Directors"). The foregoing notwithstanding, the parties recognize and agree that Executive may engage in passive personal investments and other business activities that do not conflict with the business and affairs of Company or interfere with Executive's performance of his duties hereunder. Executive represents to Company that the execution, delivery and performance of this Agreement by Executive will not violate or conflict with any non-competition or similar agreement to which Executive is subject.

         1.5 DUTY OF LOYALTY. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Company and to do no act which would injure the business, interests, or reputation of Company or any of its subsidiaries or affiliates. In keeping with these duties, Executive shall make full disclosure to Company of all business opportunities pertaining to Company's business and shall not appropriate for Executive's own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE 2:  TERM AND TERMINATION OF EMPLOYMENT

         21 TERM. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on the second anniversary of the Effective Date (the "Initial Term"). Said term of employment shall be extended automatically for an additional successive one- year period as of the last day of the Initial Term and as of the last day of each such successive one-year period of time thereafter that this Agreement is in effect; provided, however, that if, prior to ninety days before the last day of the Initial Term or any such subsequent one-year term of employment, either party shall give written notice to the other that no such automatic extension shall occur, then Executive's employment shall terminate on the last day of the Initial Term or the subsequent one-year term of employment, as applicable, during which such notice is given.

         2.2 COMPANY'S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

                          (i)     upon Executive's death;

                          (ii) upon Executive's becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis for a period of at least 90 consecutive days or for a period of 120 days during any 12-month period;

                          (iii) for cause, which for purposes of this Agreement shall mean Executive (A) has engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder, (B) has been convicted of a felony or a misdemeanor involving moral turpitude, (C) has willfully refused without proper legal reason to perform the duties and responsibilities required of him hereunder, (D) has materially breached any material corporate policy or code of conduct established by Company, or (E) has willfully engaged in conduct that he knows or should know is materially injurious to Company or any of its affiliates;

                          (iv) for Executive's material breach of any material provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to Executive by Company of such breach;

                          (v) for any reason on or after the date Executive reaches age sixty-five; or

                          (vi) for any other reason whatsoever, in the sole discretion of the Board of Directors.

         2.3 EXECUTIVE'S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

                          (i) at any time other than within 12 months after a Change in Control (as defined in paragraph 7.4 hereof) (A) a material breach by Company of any material provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by Executive to Company or (B) a change within the prior thirty days of the location of Executive's principal place of employment by Company by more than fifty miles from the location of Company's principal executive office as of the date hereof;

                          (ii) at any time within 12 months after the date upon which a Change in Control occurs (A) a material breach by Company of any material provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by Executive to Company, (B) a material diminution within the prior thirty days in the nature or scope of Executive's authorities, powers, functions or duties from those applicable to him immediately prior to the date on which a Change in Control occurs; (C) a reduction within the prior thirty days in Executive's annual base salary from that provided to him immediately prior to the date on which a change in Control occurs; or (D) a change within the prior thirty days of the location of Executive's principal place of employment by Company by more than fifty miles from the location of Company's principal executive office prior to the date on which a change in Control occurs; or

                        (iii) at any time for any other reason whatsoever, in the sole discretion of Executive.

         2.4 NOTICE OF TERMINATION. If Company or Executive desires to terminate Executive's employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Articles 4 and 5 hereof.

ARTICLE 3:  COMPENSATION AND BENEFITS

         3.1 BASE SALARY. During the period of this Agreement, Executive shall receive a minimum annual base salary equal to the greater of (i) $205,000 or (ii) such amount as the parties mutually may agree upon from time to time. Executive's annual base salary shall be paid in equal installments in accordance with Company's standard policy regarding payment of compensation to executives but no less frequently than monthly.

         3.2 BONUSES. Executive shall receive such bonuses, if any, as Company shall determine in its sole discretion; provided, however, that it is not anticipated that any annual bonus will in any event exceed 50% of Executive's base salary for that year.

         3.3 VACATION. During each year of his employment, Executive shall be entitled to four weeks of vacation.

         3.4 OTHER PERQUISITES. During his employment hereunder, Executive and, to the extent applicable, Executive's spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly-situated Company employees. Such benefits, plans and programs may include, without limitation, health insurance or health care plan, life insurance, disability insurance, vacation and sick leave benefits, and the like. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

ARTICLE 4:  PROTECTION OF INFORMATION

         4.1 DISCLOSURE TO EXECUTIVE. Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of Company or its affiliates; and/or shall entrust Executive with business opportunities of Company or its affiliates; and/or shall place Executive in a position to develop business good will on behalf of Company or its affiliates.

         4.2 DISCLOSURE TO AND PROPERTY OF COMPANY. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive's employment by Company (whether during business hours or otherwise and whether on Company's premises or otherwise) which relate to Company's business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Company and are and shall be the sole and exclusive property of Company. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Company. Upon termination of Executive's employment by Company, for any reason, Executive promptly shall deliver the same, and all copies thereof, to Company.

         4.3 NO UNAUTHORIZED USE OR DISCLOSURE. Executive will not, at any time during or after Executive's employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its affiliates, or make any use thereof, except in the carrying out of Executive's employment responsibilities hereunder. Affiliates of Company shall be third party beneficiaries of Executive's obligations under this paragraph. As a result of Executive's employment by Company, Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Company's confidential business information and trade secrets.

         4.4 OWNERSHIP BY COMPANY. If, during Executive's employment by company, Executive creates any work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company's business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company's premises or otherwise), Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive's employment; or, if the work is not prepared by Executive within the scope of Executive's employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive's employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company all of Executive's worldwide right, title, and interest in and to such work and all rights of copyright therein.

         4.5 ASSISTANCE BY EXECUTIVE. Both during the period of Executive's employment by Company and thereafter, Executive shall assist Company and its nominee, at any time, in the protection of Company's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

         4.6 REMEDIES. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this Article by terminating payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from Executive and his agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

ARTICLE 5:  NONCOMPETITION OBLIGATIONS

         5.1 IN GENERAL. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of Company and its affiliates that have been and will in the future be disclosed or entrusted to Executive, the business good will of Company and its affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the noncompetition obligations hereunder. If Executive's employment hereunder shall be terminated by Executive prior to the expiration of the term provided in paragraph 2.1 for any reason not described in paragraph 2.3(i) or 2.3(ii), then Executive shall not, directly or indirectly for Executive or for others, in any geographic area or market where Company or any of its affiliates are conducting any business as of the date of such termination of the employment relationship or have during the previous twelve months conducted such business, induce any employee of Company or any of its affiliates to terminate his or her employment with Company or such affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company. The obligations referred to in the preceding sentence shall extend until the later of (i) the expiration of the term of this Agreement (or any extended term) provided in paragraph 2.1 and (ii) the one year anniversary of the termination of Executive's employment hereunder.

         5.2 ENFORCEMENT AND REMEDIES. Executive understands that the restrictions set forth in paragraph 5.1 may limit Executive's ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this Article be terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including without limitation, the recovery of damages from Executive and Executive's agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

         5.3 REFORMATION. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 6:  STATEMENTS CONCERNING COMPANY

         6.1 IN GENERAL. Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, any of its affiliates, or any of such entities' officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Company, any of its affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives; or that place Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE 7:  EFFECT OF TERMINATION ON COMPENSATION

         7.1 BY EXPIRATION. If Executive's employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment; provided, however, that if Company shall be the party that gave written notice of such termination, then, Company shall, within 10 days after the last day of Executive's employment with Company, pay Executive a lump sum cash payment in an amount equal to 100% of Executive's annual base salary as in effect pursuant to paragraph 3.1 immediately prior to such termination.

         7.2 BY COMPANY. If Executive's employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall be for any reason other than those encompassed by paragraphs 2.2(i), (ii), (iii), (iv) or (v), then, Company shall, within 10 days after the last day of Executive's employment with Company, pay Executive a lump sum cash payment in an amount equal to 100% of Executive's annual base salary as in effect pursuant to paragraph 3.1 immediately prior to such termination.

         7.3 BY EXECUTIVE. If Executive's employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph
2.1 then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall be pursuant to paragraph 2.3(i), Company shall, within 10 days after the last day of Executive's employment with Company, pay Executive a lump sum cash payment in an amount equal to 100% of Executive's annual base salary as in effect pursuant to paragraph 3.1 immediately prior to such termination; provided further however, that if such termination shall be pursuant to paragraph 2.3(ii), then the provisions of Section 7.4 shall apply.

         7.4 CHANGE IN CONTROL. For purposes of this Agreement, the term "Change in Control" shall have the same meaning as assigned to such term in The Marine Drilling 1992 Long Term Incentive Plan (the "Incentive Plan"). If Executive's employment with Company shall terminate pursuant to paragraph 2.3(ii) or if within twelve months following the occurrence of a Change in Control, Executive's employment with Company shall terminate under circumstances that would entitle him to a severance payment pursuant to paragraph 7.1 or 7.2, then Company shall, within 10 days after the last day of Executive's employment with Company, pay Executive a lump sum cash payment equal to 200% of Executive's annual base salary as in effect pursuant to paragraph 3.1 immediately prior to such termination of employment. Notwithstanding anything to the contrary herein, any such payment shall be in lieu of any payment, if any, otherwise payable under paragraph 7.1 or 7.2.

         7.5 OTHER BENEFITS. If Executive's employment with Company shall terminate under circumstances that entitle him to a severance payment pursuant to paragraph 7.1, 7.2, 7.3 or 7.4, then Company will take the following actions on the last day of Executive's employment with Company:

                 (a) Cause Executive and those of his dependents (including his spouse) who were covered under Company's medical and dental benefit plans on the last day of Executive's employment with Company to continue to be covered under such plans for twelve months following such termination, without any cost to Executive; provided, however, that (i) such coverage shall terminate if and to the extent Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to Company by Executive) and (ii) if Executive (and/or his spouse) would have been entitled to retiree medical and/or dental coverage under Company's plans had he voluntarily retired on the date of such termination of employment, then such coverages shall be continued as provided under such plans.

                 (b) If such termination did not follow a Change in Control, cause any and all outstanding options to purchase common stock of Company held by Executive, which options were granted prior to December 31, 1995, to become immediately exercisable in full and to remain exercisable during the period of three months following such termination (or such greater period as the Committee (as such term is defined in the Incentive Plan) may determine), or by Executive's estate (or the person who acquires such options by will or the laws of descent and distribution or otherwise by reason of the death of Executive) during a period of one year following Executive's death if Executive dies during such three-month period (or such greater period as the Committee may determine), but in no event shall any such option be exercisable after the tenth anniversary of the grant of such option.

         7.6 PARACHUTE PAYMENT LIMITATION. Notwithstanding anything to the contrary in this Agreement, the amount of any benefits provided by this Agreement shall be reduced or eliminated to the extent necessary so that no payment made under this Agreement will subject Executive to an excise tax, as a result of the Golden Parachute payment provisions contained in Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (ignoring, for purposes of such excise tax calculation, payments under other agreements which will be made after the payment to be made pursuant to this Agreement and which are subject to a provision similar to this paragraph). Notwithstanding the foregoing, if payments which are not made as a result of the preceding sentence ("Cutback Payment"), when combined with payments under other agreements sponsored by Company which have not been paid as a result of a provision similar to this paragraph ("Prior Cutback Payments"), would, if paid, result in Executive being in a better net after-tax position (taking into account any applicable excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, and any income tax applicable to payments made under this Agreement or under such other agreements) than he would have been had such reduction or elimination not been made pursuant to the preceding sentence and provisions similar to this paragraph in other agreements, then the Cutback Payment shall then be paid notwithstanding the preceding sentence and all Prior Cutback Payments shall also then be paid notwithstanding any provisions similar to this paragraph applicable to such Prior Cutback Payments. Prior to the date any payment is to be made to Executive pursuant to this Agreement (without regard to this paragraph), Company shall provide Executive with its calculations relevant to this paragraph and such supporting materials as are reasonably necessary for Executive to evaluate Company's calculations. If Executive objects to Company's calculations, Company shall pay Executive such portion of the Cutback Payment and Prior Cutback Payments (in each case, up to 100% thereof) as Executive determines is necessary to comply with the intent of this paragraph.

         7.7 LIQUIDATED DAMAGES. In light of the difficulties in estimating the damages for an early termination of this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Article 7 shall be received by Executive as liquidated damages.

ARTICLE 8:  MISCELLANEOUS

         8.1 NOTICES. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         IF TO COMPANY TO:              Marine Drilling Companies, Inc.
                                        One Sugar Creek Center Blvd.,Suite 600
                                        Sugar Land, Texas  77478
                                        Attention:  Chairman of the Board

         IF TO EMPLOYEE TO:             Mr. William H. Flores
                                        One Sugar Creek Center Blvd., Suite 600
                                        Sugar Land, Texas  77478

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

         8.2 APPLICABLE LAW. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

         8.3 NO WAIVER. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         8.4 SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

         8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

         8.6 WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally, and the Company shall promptly remit such withheld amounts to the appropriate governmental agency or other authority.

         8.7 HEADINGS. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

         8.8 GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

         8.9 AFFILIATE. As used in this Agreement, the term "affiliate" shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.

         8.10 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party; provided, however, that Company may assign this Agreement to a wholly-owned subsidiary of Company as long as Company fully and unconditionally guarantees the performance of this Agreement.

         8.11 TERM. This Agreement has a term co-extensive with the term of employment provided in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles 4, 5, 6 and 7 shall survive any termination of the employment relationship and/or of this Agreement.

         8.12 ENTIRE AGREEMENT. Except as provided in (i) the written benefit plans and programs referenced in paragraph 3.4 and award agreements heretofore issued under the Incentive Plan and (ii) any signed written agreement contemporaneously or hereafter executed by Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all prior understandings and agreements (other than those referred to in the preceding sentence) among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Executive hereby acknowledges that Company has heretofore rescinded and terminated Company's Executive Severance Policy, as amended from time to time, which policy was originally adopted on January 1, 1994, and Executive hereby waives any and all rights Executive may have under such policy. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 18th day of July, 1996.

                                        MARINE DRILLING COMPANIES, INC.


                                        BY:
                                           -------------------------------------
                                        NAME:  JAN RASK
                                        TITLE: CHIEF EXECUTIVE OFFICER

                                                                     "COMPANY"



                                        ----------------------------------------
                                        WILLIAM H. FLORES

                                                                     "EXECUTIVE"